Exhibit 99.1

  SJW CORP. ANNOUNCES DIVIDEND INCREASE AND FOURTH QUARTER FINANCIAL RESULTS

     SAN JOSE, CA, January 28, 2007 - SJW Corp. (NYSE:SJW) diluted earnings per common share for the quarter ended December 31, 2006 were $1.03, compared to $0.23 per share for the same quarter in 2005 due to the fact that on December 15, 2006, SJW Corp. sold approximately 6.7 acres of nonutility properties located in San Jose, California to Adobe Systems Incorporated for an aggregate purchase price of $32,500,000. SJW Corp. recognized a gain on the sale of nonutility property of $14,820,000, net of taxes of $10,192,000, or $0.81 per share.

     Operating revenue for the fourth quarter was $44,504,000 versus $43,531,000 for the same period in 2005, representing an increase of $973,000 or 2%. Revenues increased $620,000 due to cumulative water rate increases, $321,000 due to customer growth, and $136,000 from other non-water sources and was partially offset by $104,000 due to decreased customer usage.

     Water production costs for the fourth quarter of 2006, consisting of purchased water, power and groundwater extraction charges, were $15,906,000 versus $15,665,000 for the same period in 2005, an increase of $241,000 or 2%. The increase in water production costs was primarily attributable to $671,000 due to higher purchased water and related groundwater extraction charges, which was partially offset by $279,000 attributable to a greater availability of surface water, $134,000 due to decreased customer usage and $17,000 from other costs.

     Quarterly operating expenses for the fourth quarter of 2006, excluding water production costs and income taxes, increased $447,000 from the fourth quarter of 2005. The increase consisted principally of $589,000 in depreciation expense and $82,000 in maintenance and other nonincome taxes, which was partially offset $224,000 in other operating, general and administrative costs. Income tax expense for the fourth quarter of 2006 decreased by $411,000 from the fourth quarter of 2005, which was largely attributable to decreased pre-tax operating earnings.

     Other comprehensive income for the fourth quarter of 2006 was $10,016,000 and was primarily due to an increase in the market value of the investment in California Water Service Group of approximately $3,817,000 and the recognition of $6,187,000 transferred from accumulated other comprehensive loss to regulatory assets due to the implementation of the Financial Accounting Standards Board Statement No. 158 (Statement 158), Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans. The tax impact of the two items was approximately $4,091,000. In contrast, other comprehensive income decreased $7,121,000 for the fourth quarter ended December 31, 2005 primarily due to the decrease in market value of the investment in California Water Service Group and increased post-retirement obligations.

     For the twelve months ended December 31, 2006, diluted earnings per common share were $2.08 compared to $1.18, for the year ended December 31, 2005. Operating revenue for 2006 was $189,238,000 versus $180,105,000 for
2005, representing an increase of $9,133,000 or 5%. Revenues increased $3,120,000 due to new customers, $2,609,000 due to cumulative water rate increases, $2,556,000 due to higher customer usage and other non-water revenues of $848,000.

     The 2006 water production costs increased $2,170,000, which was primarily attributable to a $2,448,000 increase in purchased water and groundwater extraction charges, $1,661,000 increase in usage, $270,000 in other operating costs, which was partially offset by a greater availability of surface water of $2,209,000. Other non-water production costs increased $3,902,000 in 2006 and were largely attributable to $1,645,000 increase in depreciation expense, $912,000 in other operating costs, $714,000 in maintenance costs, $411,000 in general and administrative costs and $220,000 in other nonincome taxes. The increase in 2006 income taxes was due to increased pre-tax operating earnings.

     The increase in comprehensive earnings in 2006 was primarily due to an increase in the market value of the investment in California Water Service Group of approximately $2,387,000 and the recognition of $6,187,000 transferred from accumulated other comprehensive loss to regulatory assets due to the implementation of Statement 158. The tax impact of the two items
was approximately $3,505,000.   In contrast other comprehensive income
decreased $3,216,000 in 2005 primarily due to the decrease in the market value of the investment in California Water Service Group and increased post-retirement benefit obligations.

     At its meeting on January 25, 2007, the Board of Directors of SJW Corp. approved a $0.04 per share increase in the annual dividend to $0.605 per share. A quarterly dividend of $0.15125 per share is payable on March 1, 2007 to shareholders of record on February 5, 2007.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, Canyon Lake Water Service Company, SJW Land Company and Crystal Choice Water Service, LLC. Together these companies provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and Canyon Lake, Texas. SJW Land Company owns and operates commercial buildings, undeveloped land, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas and Arizona.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



                                 SJW CORP. AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  AND COMPREHENSIVE INCOME
                                         (UNAUDITED)
                       (In thousands, except share and per share data)

                                 THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                     DECEMBER 31               DECEMBER 31
                                  2006         2005         2006         2005
                               ----------------------------------------------
OPERATING REVENUE              $44,504       43,531     $189,238      180,105

OPERATING EXPENSE:
  Operation:
    Purchased water             10,663       10,522       44,896       44,953
    Power                        1,033          926        5,170        4,318
    Groundwater extraction
      charge                     4,210        4,217       18,737       17,362
                            -------------------------------------------------
    Total water production
      costs                     15,906       15,665       68,803       66,633

    Administrative and
      general                    5,438        5,798       21,108       20,697
    Other                        4,011        3,875       15,095       14,183
  Maintenance                    2,881        2,843       10,189        9,475
  Property taxes and other
    nonincome taxes              1,479        1,435        5,893        5,673
  Depreciation and amortization
                                 5,315        4,726       21,299       19,654
  Income taxes                   2,740        3,151       15,298       14,773
                              -----------------------------------------------
Total operating expense         37,770       37,493      157,685      151,088
                             ------------------------------------------------

OPERATING INCOME                 6,734        6,038       31,553       29,017
Sale of nonutility property,
  net of taxes of $10,192
  and $11,248 in the quarter
  and year ended 2006 and
  $761 in 2005                  14,820            -       16,355        1,095
Interest on long-term debt      (2,455)      (2,127)      (9,292)      (9,283)
Dividend income                    316          313        1,265        1,254
Other, net                        (365)          (7)      (1,300)        (243)
                              -----------------------------------------------
NET INCOME                     $19,050        4,217     $ 38,581       21,840
                              ===============================================
Other comprehensive income
  (loss):
    Other comprehensive
      income (loss)           $ 10,016       (7,121)    $  8,586       (3,216)
    Income taxes                (4,091)       2,909       (3,505)       1,308
                           --------------------------------------------------
Other comprehensive income
  (loss), net                 $  5,925       (4,212)    $  5,081       (1,908)
                           --------------------------------------------------
COMPREHENSIVE INCOME          $ 24,975            5     $ 43,662       19,932
                           ==================================================

Earnings per share
  -Basic                        $ 1.04         0.23      $  2.11         1.20
  -Diluted                        1.03         0.23         2.08         1.18


Dividends per share             $ 0.14         0.13      $  0.57         0.53


Weighted average shares outstanding
  -Basic                    18,281,285   18,270,882   18,275,505   18,271,280
  -Diluted                  18,497,186   18,512,484   18,528,896   18,480,202




                           SJW CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)
                              (In thousands)

                                                      DECEMBER 31  DECEMBER 31
ASSETS                                                       2006         2005
                                                      ------------------------
UTILITY PLANT:
  Land                                                   $  4,837        1,735
  Depreciable plant and equipment                         716,679      648,931
  Construction in progress                                 10,863        5,611
  Intangible assets                                         8,040        7,840
                                                        ----------------------
      Total utility plan                                  740,419      664,117
Less accumulated depreciation and amortization            234,173      208,909
                                                        ----------------------
      Net utility plant                                   506,246      455,208
NONUTILITY PROPERTY:                                       43,868       38,720
Less accumulated depreciation                               3,303        3,870
                                                        ----------------------
      Net nonutility property                              40,565       34,850
CURRENT ASSETS:
  Cash and equivalents                                      3,788        9,398
  Accounts receivable and accrued unbilled
    utility revenue                                        21,956       19,851
  Sale proceeds held in trust account                      31,261            -
  Prepaid expenses and other                                2,470        2,443
                                                        ----------------------
      Total current assets                                 59,475       31,692
OTHER ASSETS:
  Investment in California Water Service Group             44,438       42,051
  Unamortized debt issuance and reacquisition costs         3,220        3,131
  Regulatory assets                                        50,483       13,037
  Other                                                     1,437        7,740
                                                        ----------------------
      Total other assets                                   99,578       65,959
                                                        ----------------------
                                                         $705,864     $587,709
                                                        ======================
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
    Common stock                                         $  9,522      $ 9,516
    Additional paid-in capital                             16,267       15,368
    Retained earnings                                     186,876      160,588
    Accumulated other comprehensive income                 15,517       10,436
                                                         ---------------------
        Total shareholders' equity                        228,182      195,908
    Long-term debt, less current portion                  163,648      145,279
                                                         ---------------------
        Total capitalization                              391,830      341,187
CURRENT LIABILITIES:
    Line of credit                                         15,500            -
    Current portion of long-term debt                         485          334
    Accrued groundwater extraction charge and
      purchased water                                       4,244        3,985
    Purchased power                                           301          804
    Accounts payable                                        7,267        5,120
    Accrued interest                                        3,871        3,618
    Accrued taxes                                               -        1,619
    Other current liabilities                               5,578        5,132
                                                         ---------------------
        Total current liabilities                          37,246       20,612

DEFERRED INCOME TAXES                                      83,347       54,100
ADVANCES FOR AND CONTRIBUTIONS IN AID OF CONSTRUCTION     163,180      154,235
POSTRETIREMENT BENEFITS                                    26,298       13,978
OTHER NONCURRENT LIABILITIES                                3,963        3,597
                                                         ---------------------
                                                         $705,864     $587,709
                                                         =====================